EXHIBIT 10.1

ENGLISH TRANSLATION

OF

SALE AND PURCHASE AGREEMENT
Ukraine, the Transcarpathian Region
Town of Perechyn, the fifteenth of May two thousand and seven

We, the undersigned, the Steatit Open Joint Stock Company, code in the Business Register 14314814, located at 33 Chervonoarmiyska Street, Perechyn, represented by its director Mykola Pavlovych Borisenko, resident of the town of Perechyn, at 4, 50 years of October Square, Apt. 52, acting on the grounds of the Company’s Charter (hereinafter referred to as the Seller), on one part, and Ukcyl Limited Company, code in the Business Register 34570661, located at 33 Chervonoarmiyska Street, Perechyn, represented by its director Anatoly Pavlovich Zhdankin, resident of 43 Shevchenko, Apt. 20, village of Veliky Berezny, acting on the grounds of the Company’s Charter (hereinafter referred to as the Buyer), on the other part, have entered into the present Agreement on the following:

1.	SUBJECT OF THE AGREEMENT

1.1.
The Seller hereby agrees to sell the commercial production building (hereinafter referred to as the Property) with the total area of 2,237.0 sq. m, located at 33 (thirty-three) Chervonoarmiyska Street, Perechyn, in the land lot of the area of 0.8 hectares, marked on the master plan of the Seller upon the agreement between the parties (Appendix 1) which is an integral part to the present Agreement, while the Buyer hereby agrees to accept the Property and pay for it at the price and under terms specified in the present Agreement. The exact area of the land parcel which is being transferred shall be finalized during the submission of the cadastre register record.

1.2.
The production building marked in the plan under letter M belongs to the Seller on the basis of the ownership certificate issued by the Perechyn Township Council on August 20, 2003 based on the resolution of the executive council N 77 of august 18, 2003, registered with the Uzhgorod Municipal Technical Inventory Bureau on August 21, 2003 in book 1, record N 123, registration number 2349551.

2.	THE PRICE OF THE AGREEMENT

2.1.
At the time of signing the present Agreement, the price of the alienated property is four hundred twenty five thousand and five hundred Hryvnias (425,500) including VAT in the amount of seventy thousand nine hundred sixteen Hryvnias and 67 Kopecks (70,916.67) and cannot be modified in case of 100% pre-payment. If the payment is made in installments, the remainder balance of the amount shall be adjusted based on monthly inflation rate.

2.2.
According to the abstract from the register of ownership rights for real estate under N 14321360 issued on April 20, 2007 by the district communal enterprise Technical Inventory Bureau with the Perechyn District Council, the value of the property (commercial production building, letter M) which is being alienated is one hundred thirty thousand and eighty one Hryvnias (134,081). according to the appraisal report prepared by the appraiser Y. Y. Gribovsky on March 31, 2007, the value of the commercial production building (letter M) is four hundred twenty five thousand and four hundred and twelve Hryvnias (425,412).

3.	TERMS OF PAYMENT FOR THE PURCHASED PROPERTY

3.1.	The Buyer hereby agrees to pay the value for the Property specified in Article 2.1 of the present Agreement in installments as follows:
3.1.1.	Eighty five thousand (85,000) Hryvnias within two banking days from the date of signing the present Agreement;
3.1.2.	One hundred sixty five thousand (165,000) Hryvnias following the performance of Article 7.1.2 of the present Agreement by the Seller which is then confirmed by the corresponding Act.
3.1.3.	One hundred seventy five thousand (175,000) Hryvnias until September 30, 2007.

3.2.	Payments for the purchased property shall be completed by the Buyer by way of bank transfer of funds to the account of the Seller.

4.	TRANSFER OF THE PROPERTY

4.1.	The right of ownership to the Property is transferred to the Buyer on provision of completion of all obligations outlined in Article 3.1 of the present Agreement in its entirety.
4.2.	The transfer of the Property shall be completed from the Seller to the Buyer within three days upon the complete settlement of payments under the Sale and Purchase Agreement.
4.3.	The transfer of the Property from the Seller and acceptance of the Property by the Buyer is confirmed by the Acceptance and Transfer Act which is signed by the two parties.
4.4.	During the transfer of the Property, the Seller shall transfer the entire technical documentation on the Property to the Buyer.
4.5.
The Buyer hereby agrees no later than by October 1, 2007, to install fencing along the perimeter of the land parcel on which the Property the subject of the Sale and Purchase Agreement is located and provide its security.

5.	OBLIGATIONS OF THE PARTIES

5.1.	Each Party under the Agreement hereby agrees to execute its obligations defined by the present Agreement and to assist the other Party in performance of the latter’s obligations under the Agreement.
5.2.	The Parties are materially responsible for failure to complete its obligations or default its obligations under the present Agreement in full.
5.3.	The Parties under the Agreement hereby agree with the objective of joint use, to arrange the mutual work on repair of backup high voltage electric cable to the Steatit Open Joint Stock Company.

6.	OBLIGATIONS OF THE BUYER

6.1.	The Buyer hereby agrees to the following:
6.1.1.	To make payment of the amount of the value of the Property as specified in Article 3.1 of the present Agreement and under the terms specified herein.
6.1.2.	To accept the Property within the specified term of the present Agreement and sign the Property Acceptance and Receipt Act.

7.	OBLIGATIONS OF THE SELLER

7.1.	The Seller hereby agree to the following:
7.1.1.	To transfer the property to the Buyer within the term specified by the present Agreement.
7.1.2.
To transfer the property to the Buyer free from any items in the purchased premises that belong to the Seller or any other third party which are not parties to the present Agreement, gradually, in accordance with the Appendix to the present Agreement (Appendix 2)

7.1.3.	Within three days after the written request of the Buyer, to release the approval of the re-registration of the lease agreement for the land lot specified in Article 1.1 of the present Agreement
7.1.4.
To issue approvals for connecting if necessary to the telephone lines, current water supply and sewer systems, electric power supply, water and gas within three days following the written request of the Buyer. The use of the above listed networks of telephone, current water supply and sewer systems, electric power supply, water and gas which belong to the Steatit Open Joint Stock Company should be made based on terms of agreements entered between the Steatit Open Joint Stock Company and the Ukcyl Limited Company which should be executed prior to approval for their connection.

7.1.5.
To allow the connection of the property to the electric power supply of 10 kV through RU-10 kV of the Steatit Open Joint Stock Company based on a supplemental agreement between the parties which is an addition to the present Agreement.

7.1.6.
Until September 1, 2007, the de-install remains of the central gate house for possibility of entry to the territory of the purchased property of the freight transport and provide the permanent access for the automobile transport of the Buyer through the territory of the shared use which is marked in the master plan (Appendix 1 to the Agreement) by letters ZH-E and through the transport gate of the Steatit Open Joint Stock Company.

7.1.7.	Limits of the land lot which is transferred along with the sale of the property are marked in the master plan which is the Appendix to the present Agreement.
7.1.8.
Within one day from the moment when the entire amount of the purchase is deposited to the account specified in Article 3.1 of the present Agreement, to issue the notarized statement of the deposit of funds to the Seller’s account and forward the statement to the Buyer.

8.	LIABILITIES OF THE PARTIES

8.1.
In case of default of terms of payment for the property, the Buyer, in addition to the principal payment, shall pay to the Seller the penalty fees as provisioned by the legislation, namely double daily rate of the National Bank of Ukraine for each day of the payment delay.

8.2.
In case of default of terms provisioned in Article 7 of the present Agreement and period of their performance, the defaulted party shall compensate for all damages incurred by the other party under the Agreement in full, but no more than 10% of the total value of the property under the Sale and Purchase Agreement.

8.3.	Payment of penalty fees does not relieve the defaulting party of the completion of obligations undertaken under the Agreement.
8.4.
In case if the Buyer shall not make the payment specified in the Agreement under October 1, 2007, or declines to accept the purchased property, the Seller reserves the right to demand the acceptance of the purchased property and payment of the cost along with compensation of damages incurred as a result of the delay of performance.

9.	WARRANTIES AND CLAIMS

9.1.
The Seller hereby guarantees that the property which is being alienated under the present Agreement is not a property under mortgage or any other encumbrance, of any financial or other institutions as well as private individuals, is free from lien, is not sold or leased to third parties, is not arrested, or made a subject of any litigation or any other demands or liabilities thereof.

The representative of the Seller hereby guarantees the following:
-
There are no hidden defects which may significantly reduce the value or possibility for designated use of the property specified in the present Agreement; all circumstances of significant value were disclosed to the BUYER; prior to execution of the present Agreement the property has not been alienated to another parties, or placed under arrest or any lien, tax pledge, a pledge into charters of any legal entity, is not a subject of litigation or voluntary retention; the property has not been transferred for use of tenants (lessees), encumbrances or any other rights of third parties with regard thereof; the property is not a registered landmark, is not unsafe or condemned.

-
The representatives of the Seller and the Buyer also guarantee that neither of the parties is restricted in its right to execute the present Agreement, is not incapacitate in full or in part, or suffers from a medical condition which may be a hindrance to understanding the full essence of the present Agreement.

9.2.
In case of any property and non-property claims from third parties with regard to actions or inactions of the Seller which are focused on the property purchased by the Buyer, the latter reserves the right to suspend payments provisioned in Article 3.1. of the present Agreement until the resolution of the matter of stated claims.

9.3.
The Seller hereby guarantees that under provisions of proper completion of obligations of the Buyer under the present Agreement no matter subject or intentions reflected in the Agreement shall be modified herein.

9.4.	Absence of bans or tax pledge has been verified.

10.	RISK OF ACCIDENTAL LOSS OF THE PROPERTY

The Buyer is held liable for risk of accidental loss of the property from the moment of signing the property Acceptance and Receipt Act.

11.	DISPUTE RESOLUTION

All disputes which may arise during the execution of terms of the present Agreement are to be solved by way of negotiating. If the parties fail to reach settlement within one month, then the dispute shall be transferred for review and resolution by appropriate judicial bodies according to the procedure specified by the effective legislation.

12.	MODIFICATIONS TO TERMS OF THE AGREEMENT AND ITS TERMINATION

12.1.	All modifications and additions to the present Agreement shall be made in writing only following by the notarized certified of such modifications and additions.
12.2.
In case of either party under the Agreement defaulting on terms of the present Agreement, the said Agreement may be modified or terminated at the demand of the other party by the decision of the court or commercial court.

13.	EXPENSES

All expenses related to execution of the present Agreement, its notarized certification are undertaken by the Buyer.

14.	OTHER TERMS

14.1.
The right to execute the present Sale and Purchase Agreement which is granted to the Director M. P. Borisenko on behalf of the joint stock company is confirmed by resolution of the Supervisory Board, Minutes of the session of the Supervisory Board and is an integral part of the present Agreement.

14.2.	This Agreement is subject for registration in the district Technical Inventory Bureau of the Perechyn District Council following the full payment under the present Agreement.
14.3.
The present Agreement is drawn in three copies of equal legal effect. One copy of the Agreement is kept in files of the Privat Notary with the Perechyn District Notary Precinct V. Yu. Kononchuk while the two others are maintained by the parties.

LEGAL ADDRESSES AND BANK DETAILS OF THE PARTIES

Seller	Buyer
Steatit Open Joint Stock Company	Ukcyl Limited Company
Code in the Business Register 14313814	33 Chervonoarmiyska Street, Town of Perechyn, Transcarpathian region 89200
33 Chervonoarmiyska Street, Town of Perechyn	Phone / Fax 03145 23046, 21285
a/c 26008012584 with the Finance Joint Stock Company Credit-Bank (Ukraine) Uzhgorod Interbank Code MFO 312237	a/c 26005053902903 with the Transcarpathian Regional Division of the PrivatBank Commercial Bank Interbank Code MFO 312378
Company Code 34570661 Registration Certificate of the Tax Administration 100020425 Taxpayer’s ID 345706607103
Income tax payer on general terms according to section 10.1 article 10 of the Law of Ukraine of December 28, 1994 N 334/94-BP On taxation of business income	Income tax payer on general terms according to section 10.1 article 10 of the Law of Ukraine of December 28, 1994 N 334/94-BP On taxation of business income

Director (signed) M. P. Borisenko	Director (signed) A. P. Zhdankin

Seal	Seal

May fifteenth, two thousand and seven

The present Agreement is certified by me, V. Yu. Kononchuk, a private notary with the Perechyn District Notarial Precinct.

The Agreement is signed by the parties in my presence. The identity of the parties is verified, capacity, authority and right of the Steatit OJSC and Uksil LTD as well as authority of their representatives and the Seller’s ownership rights for the property to be alienated have been checked.
The present Agreement is subject for registration in the Technical Inventory Bureau and the State Register of Executive Documents pursuant to the legislation.

Recorded in the Register under number 681
The fee collected - according the Law of Ukraine On Notaries

Private Notary (signed)  V. Yu. Kononchuk
Seal

Appendix 3 to the Agreement of May 15, 2007

AGREEMENT
On shared use of electric power supply network and electrical equipment

May 15, 2007
Town of Perechyn

Owner - the Steatit Open Joint Stock Company, represented by its director Mykola Pavlovych Borisenko, acting on the grounds of the Company’s Charter, on one part, and
Operator - the Ukcyl Limited Company, represented by its director Anatoly Pavlovich Zhdankin, acting on the grounds of the Company’s Charter, on the other part, have entered into the present Agreement on the following:

1.	The Subject of the Agreement

1.1.	The Owner hereby transfers while the Operator accepts the following equipment for shared use and operation:
Two cable lines 10 kWatt from the railroad traction substation to the RU-10kV of the Steatit Open Joint Stock Company;
Two cable lines from the RU-10kV to the commercial production building (letter M), two cells in the distribution switch to ensure the voltage of consumption up to 2000 kWatt (appendix - circuit).
1.2.
The status of the equipment and electrical networks is ready for use and operation. If the equipment and electrical networks are not in operational condition (with the exception of the 10 kV reserve cable from the traction substations as provisioned in the present Agreement) the parties mutually undertake repair thereof.

2.	Objective of Use

2.1.	The need to maintain production and commercial activities of the Ukcyl LTD.

3.	Procedure of Property Transfer for Operation

3.1.	The property in shared use shall be transferred by the Owner and accepted by the Operator within three days from the date of signing of the present Agreement.
3.2.	The property transfer for use and operation shall be completed by corresponding specialists of the parties pursuant to the Acceptance and Transfer Act.

4.	Term of Operation

4.1.	The property for mutual use and operation is accepted as transferred to the Operator as of the date of signing the Acceptance and Receipt Act.
4.2.	The present Agreement is valid for three years and may be extended for another term based on written agreement between the parties.

5.	Procedure of Payments for Use

5.1.	The amount of payment for use is 300 Hryvnias per month including VAT of 50 Hryvnias and may be adjusted based on agreement between the parties.
5.2.	The payment for use shall be transferred by bank to the account of the Owner no later than by the 25th day of the current month.
5.3.
The compensation of expenses for use of electric power in the network is completed based on the procedure agreed between the parties or as a specified percentage of the total volume of electric consumption of the parties.

6.	Rights and Obligations of the Owner

6.1.	The Owner reserves the right to hold inspections of the procedure of use by the Operator of the property transferred for shared use according to terms of this agreement.
6.2.	the Owner is obligated:
-	To introduce the Operator with the regulations of technical operation of the property transferred for shared use.
-	To assist the Operator as needed with the proper operation and use of the equipment.

7.	Rights and Obligations of the Operator

7.1.	The Operator agrees to:
-	use the property and equipment transferred into the shared use as designated and in accordance with the present Agreement;
-	make due payments for use;
-	maintaining the procedures of use and operation and upkeep of the property and equipment pursuant to its technical documentation;
-	prevent access and use by untrained personnel;
-	Maintain the equipment in complete readiness.

7.2.	The Operator reserves the right to terminate the use of the equipment early by notifying the Owner one month prior to the expiration of term of use of the equipment.

8.	Procedure for Return of the Property to the Owner

8.1.
Upon the expiration of the term of use, or in case of early termination of use, the Operator is obligated to transfer the property in shared use back to its owner within three days, pursuant to the Acceptance and Transfer Agreement.

8.2.	The return of the property is executed by corresponding specialists of the Parties.
8.3.	The property shall be returned to the Owner in functional states taking into account it normal tear and wear process.

9.	Liabilities of the Parties

9.1.	The Operator undertakes the following liabilities under the present Agreement:
-
in case of the past due payments for the shared use of property, the Operator shall make penalty payments in the amount of double exchange rate of the National Bank of Ukraine for each day of the payment past due.

9.2.
In case of outstanding debt of payments for use of property for more than one month, the Owner reserves the right to disconnect the Operator from the electric power supply network of shared use in five days following the written notification until the total repayment of the outstanding debt.

9.3.	The Owner shall compensate to the Operator all expenses incurred by the Operator if the interruption of power supply results from the Owner's default.
9.4.	The Owner shall not be held liable to the Operator for termination of power supply due to reasons beyond the Owner’s control.

10.	Procedure for Termination and Modification of the Agreement

10.1.
The present Agreement shall not be terminated on a unilateral basis with the exception of instances when either Party has been systematically violating terms of the present Agreement or serious breaching regulations of use of the property which may result in emergency situations.

10.2.
In case of change of terms, procedure and volume of power supply and consumption from the electrical power company by either Party of the Agreement, the parties herein agree to make modifications into the present Agreement within seven days. If the parties fail to reach agreement within seven days on the modification of terms, procedure and volume of power supply, the present Agreement is seen as terminated automatically.

11.	Other Terms

11.1.	The present Agreement is drawn in two copies, one for each party.
11.2.	In cases which are not provisioned by the present Agreement, the parties shall be governed by the law of Ukraine.

12.	Banking Details and Legal Addresses of the Parties

Owner	Operator
Steatit Open Joint Stock Company	Ukcyl Limited Company
Code in the Business Register 14313814	33 Chervonoarmiyska Street, Town of Perechyn, Transcarpathian region 89200
33 Chervonoarmiyska Street, Town of Perechyn	Phone / Fax 03145 23046, 21285
a/c 26008012584 with the Finance Joint Stock Company Credit-Bank (Ukraine) Uzhgorod Interbank Code MFO 312237	a/c 26005053902903 with the Transcarpathian Regional Division of the PrivatBank Commercial Bank Interbank Code MFO 312378
Company Code 34570661 Registration Certificate of the Tax Administration 100020425 Taxpayer’s ID 345706607103

Income tax payer on general terms according to section 10.1 article 10 of the Law of Ukraine of December 28, 1994 N 334/94-BP On taxation of business income	Income tax payer on general terms according to section 10.1 article 10 of the Law of Ukraine of December 28, 1994 N 334/94-BP On taxation of business income

Director (signed) M. P. Borisenko	Director (signed) A. P. Zhdankin

Seal	Seal